Exhibit 99.3

[LETTERHEAD OF BMO CAPITAL MARKETS CORP.]

The Board of Directors of JP Energy GP II LLC,

as the General Partner of JP Energy Partners LP

600 East Las Colinas Blvd, Suite 2000

Irving, Texas 75039

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 23, 2016, to the Board of Directors of JP Energy GP II LLC, in its capacity as the general partner of JP Energy Partners LP (“JPE”), as Annex B to, and reference thereto under the headings “SUMMARY — Opinion of Financial Advisor to the JPE GP Board” and “THE MERGER — Opinion of Financial Advisor to the JPE GP Board” in, the proxy statement/prospectus relating to the proposed transaction involving JPE and American Midstream Partners, LP (“AMID”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of AMID (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BMO Capital Markets Corp.

BMO CAPITAL MARKETS CORP.

November 22, 2016